Exhibit 99.1

Contact:

ImmunoCellular Therapeutics, Ltd.

Investor Relations

Jane Green

415.348.0010 direct

415.652.4819 mobile

jane@jmgcomm.com

ImmunoCellular Therapeutics Announces First Quarter 2015 Financial Results

Phase 3 Registration Trial for ICT-107 to Initiate in Second Half of 2015;

Financial Results Conference Call to be Held on May 12, 2015

Los Angeles, CA – May 11, 2015 – ImmunoCellular Therapeutics, Ltd. (“ImmunoCellular”) (NYSE MKT: IMUC) today announced financial results for the first quarter 2015.

“During the first quarter, we strengthened our Company’s financial standing, advanced ICT-107 toward our goal of initiating the phase 3 registration trial in newly diagnosed glioblastoma, continued to enroll patients in our ICT-121 phase 1 trial in recurrent glioblastoma, and moved forward with our novel Stem-to-T-cell program,” said Andrew Gengos, ImmunoCellular’s Chief Executive Officer. “We believe that we are on track to initiate the ICT-107 phase 3 trial in the late third quarter or fourth quarter of this year, following completion of the special protocol assessment process with the FDA and finalization of agreements with cancer cooperative groups and our contract research organization, which will manage the trial. Our ICT-121 phase 1 program is actively enrolling patients, and we are making good progress in starting our Stem-cell immunotherapy program which has potential advantages compared to engineered T-cell approaches to targeting and killing tumors. We believe that there is significant value in ImmunoCellular, given the breadth of our platforms and our preclinical and clinical assets, led by ICT-107. We are committed to advancing our programs with the goal of unlocking that value, and building a leading cancer immunotherapy company.”

For the quarter ended March 31, 2015, the Company reported a net loss of $1.4 million, or $0.02 per basic and diluted share, compared to a net loss of $3.2 million, or $0.05 per basic and diluted share for the quarter ended March 31, 2014. During the quarter ended March 31, 2015, the Company incurred $2.0 million in research and development expenses compared to $1.7 million in the same quarter of 2014. The increase reflects costs related to the ramp up of the phase 3 trial of ICT-107, patient enrollment in ICT-121 and ramp-up of expenses related to the Company’s Stem-to-T-cell program. These expenses were partially offset by reductions in the ICT-107 phase 2 trial, which continued to wind down, and suspension of the Company’s ICT-140 ovarian cancer program. Additionally, for the quarter ended March 31, 2015, the Company recognized a credit of $1.8 million related to the change in fair value of its warrant derivatives compared to a charge of approximately $400,000 during the same period in 2014.

The Company reported that cash used in operations during the first quarter of 2015 was $3.0 million compared to $2.6 million during the first quarter of 2014. The increase in cash used in operations primarily reflects additional research and development expenses. Other expenses were consistent between periods. The Company expects that research and development expenses will continue to increase in future periods as it prepares for the phase 3 trial of ICT-107 and as it expands its Stem-to-T-cell program.

During the quarter ended March 31, 2015, the Company raised $14.5 million from the issuance of 26,650,000 shares of common stock and warrants to purchase 18,655,000 shares. The warrants have a term of five years and an exercise price of $0.66. As of March 31, 2015, the Company had $34.8 million in cash.

Conference Call and Webcast to be Held May 12, 2015

ImmunoCellular plans to hold a conference call and webcast on Tuesday, March 12 at 5:00 pm ET to discuss the first quarter 2015 financial results and business update. The call will be hosted by Andrew Gengos, President and CEO.

LIVE CALL:	(877) 853-5636 (toll-free); international dial-in: (631) 291-4544; conference code 30452546.

WEBCAST:	Interested parties who wish to listen to the webcast should visit the Investor Relations section of ImmunoCellular’s website at www.imuc.com, under the Events and Presentations tab. A replay of the webcast will be available one hour after the conclusion of the event.

The conference call will contain forward-looking statements. The information provided on the teleconference is accurate only at the time of the conference call, and ImmunoCellular will take no responsibility for providing updated information except as required by law.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has concluded a phase 2 trial of its lead product candidate, ICT-107, a dendritic cell-based immunotherapy targeting multiple tumor-associated antigens on glioblastoma stem cells. ImmunoCellular’s pipeline also includes: ICT-121, a dendritic cell immunotherapy targeting the CD133 antigen on stem cells in recurrent glioblastoma; ICT-140, a dendritic cell immunotherapy targeting antigens on ovarian cancer stem cells; and the Stem-to-T-cell research program which engineers the patient’s hematopoietic stem cells to generate antigen-specific cancer-killing T-cells.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements, including statements regarding the development and commercialization of ICT-107, initiation of a phase 3 study in ICT-107, the advancement of the ICT-121 phase 1 trial and the development of our preclinical Stem-to-T-cell program. These statements are based on ImmunoCellular’s current expectations and involve significant risks and uncertainties, including those described under the heading “Risk Factors” in ImmunoCellular’s most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, ImmunoCellular undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Condensed Consolidated Balance Sheets

	3/31/2015	12/31/2014 *
	(unaudited)
Cash	$34,771,179	$23,222,296
Other current assets	1,610,391	1,219,873
Non current assets	596,235	736,392

	$36,977,805	$25,178,561

Current liabilities	$1,486,413	$1,289,199
Warrant liabilities	3,122,077	597,719
Shareholders’ equity	32,369,315	23,291,643

	$36,977,805	$25,178,561

*	Derived from audited financial statements

Condensed Consolidated Statements of Operations (unaudited)

	Three months ended	Three months ended
	3/31/2015	3/31/2014
Revenue	$—	$—
Research and development	1,998,619	1,699,760
Stock based compensation	205,829	184,102
General and administrative	896,672	865,402

Loss before other expenses	(3,101,120)	(2,749,264)
Interest income	3,257	3,354
Financing expense	(88,939)	—
Change in fair value of warrant liabilities	1,761,956	(416,067)

Net loss	$(1,424,846)	$(3,161,977)

Net loss per share, basic and diluted:	$(0.02)	$(0.05)